Exhibit 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

May 8, 2009

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

RE:	Registration Statement on Form S-3 (Registration No. 333-159085)

Ladies and Gentlemen:

We have acted as special counsel to Capital One Financial Corporation (the “Company”) in connection with the transactions contemplated under that certain Stock Purchase Agreement by and among the Company, B.F. Saul Real Estate Investment Trust, Derwood Investment Corporation and B.F. Saul Company Employees’ Profit Sharing and Retirement Trust, dated as of December 3, 2008 (the “Purchase Agreement”).

We have examined and reviewed: (i) the Registration Statement (the “Registration Statement”) on Form S-3 (Registration No. 333-159085) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on May 8, 2009 of Capital One Financial Corporation (the “Company”); (ii) the base prospectus dated May 8, 2009 forming a part of the Registration Statement, (the “Base Prospectus”); (iii) the prospectus supplement dated May 8, 2009 (the “Prospectus Supplement”) in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 8, 2009 in connection with the offer and sale of 2,458,177 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, by the selling stockholders listed therein; (iv) the Purchase Agreement pursuant to which the Shares were issued; and (v) such other corporate records, certificates and other documents and such matters of law, in each case, as we have deemed necessary or appropriate.

In rendering this opinion, we have relied upon representations and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have assumed the genuineness of all signatures or instruments relied upon by us, the legal competence of all signatories to such instruments, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Shares have been duly authorized and are legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New York, matters governed by the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution) and the federal securities laws of the United States and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Company’s Form 8-K and we further consent to the use of our name under the caption “Validity of the Common Stock” in the Prospectus Supplement and the incorporation of such opinion into the Registration Statement in accordance with Rule 430B under the Securities Act. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz